                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (date of earliest event reported): August 26, 1997

                            USA WASTE SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                         COMMISSION FILE NUMBER 1-12154

           DELAWARE                                             73-1309529
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

        1001 FANNIN, SUITE 4000
             HOUSTON, TEXAS                                     77002
(Address of principal executive offices)                      (Zip Code)

                                 (713) 512-6200
              (Registrant's telephone number, including area code)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

        Pursuant to the Agreement and Plan of Merger, dated as of April 13, 1997, as amended August 26, 1997 (the "Merger Agreement"), by and among USA Waste Services, Inc. ("USA Waste"), Riviera Acquisition Corporation, a wholly owned subsidiary of USA Waste ("Acquisition"), and United Waste Systems, Inc. ("United"), the merger of Acquisition with and into United became effective on August 26, 1997, whereupon United became a wholly owned subsidiary of USA Waste (the "Merger"). United's common stock, par value $0.001 per share ("United Common Stock"), is no longer transferable, and certificates evidencing shares of United Common Stock represent only the right to receive, without interest, shares of USA Waste Common Stock, par value $0.01 per share ("USA Waste Common Stock"), in accordance with the provisions of the Merger Agreement. The holders of shares of United Common Stock ("United Stockholders") are entitled to receive
1.075 (the "Exchange Ratio") shares of USA Waste Common Stock for each share of United Common Stock held, or an aggregate of approximately 52 million shares of USA Waste Common Stock. The Stockholders of USA Waste (the "USA Waste Stockholders") and the United Stockholders approved the Merger on August 26, 1997. The Exchange Ratio was determined through negotiations between the managements of USA Waste and United and was approved by their respective boards of directors. Cash will be paid in lieu of fractional shares of USA Waste Common Stock on the basis of $41.10 per share. Pursuant to the Merger Agreement, no interest will be paid or accrued on the consideration paid in the Merger. The Merger was accounted for as a pooling of interests. In addition, in connection with the Merger, USA Waste assumed approximately $325 million in United debt. United owns and operates nonhazardous waste disposal, treatment, collection, transfer and recycling businesses and complimentary operations throughout the United States. As of June 30, 1997, United operated 39 disposal and treatment facilities, 78 transfer stations and 80 collection operations.

        Also in connection with the Merger, USA Waste also announced the addition of two new members to its Board of Directors, Richard D. Kinder, Chairman and CEO of Kinder Morgan Energy Partners, L.P. and former President and COO of Enron Corporation, and Jerome B. York, Vice Chairman of Tracinda Corporation and former Senior Vice President and CFO of IBM Corporation.

ITEM 5. OTHER PARTIES

        On August 7, 1997, USA Waste replaced its existing line of credit facility with a $2.0 billion senior revolving credit facility (the "Credit Facility") with a consortium of banks including Bank of America Illinois and Morgan Guaranty Trust Company. The Credit Facility is for a term of five years and will also be available for standby letters of credit of up to $650 million. Loans under the Credit Facility bear interest at either a base rate or a rate based on the Eurodollar rate plus a spread not to exceed 0.575% per annum, which spread is initially set at 0.2375% per annum. The Credit facility requires a facility fee, initially set at 0.1125% per annum, not to exceed 0.30% per annum on the entire available credit facility. No principal reductions are required during the entire term of the agreement. USA Waste plans to use the funds available under the Credit Facility to refinance existing bank loans and Letters of credit, to fund additional acquisitions and to provide working capital for the Company's business.

        On August 26, 1997, USA Waste executed a Supplemental Indenture (the "Supplemental Indenture") by and among USA Waste, United and Bankers Trust Company with respect to United's 4 1/2% Convertible Subordinated Notes due June 1, 2001 (the "Convertible Debentures"). The Supplemental Indenture amended the original indenture, dated June 5, 1996 (the "Indenture"), by providing that the Convertible Debentures would be convertible into shares of USA Waste Common Stock.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        (a)  FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED

        The following financial statements and notes thereto of United Waste Systems, Inc. are included herein:

        o United Waste Systems, Inc. Condensed Consolidated Balance Sheets (unaudited) as of June 30, 1997 and December 31, 1996.

        o United Waste Systems, Inc. Condensed Consolidated Statements of Operations (unaudited) for the three and six months ended June 30, 1997 and 1996.

        o United Waste Systems, Inc. Condensed Consolidated Statement of Stockholders' Equity (unaudited) for the six months ended June 30, 1997.

        o United Waste Systems, Inc. Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 1997 and 1996.

        o United Waste Systems, Inc. Notes to Condensed Consolidated Financial Statements (unaudited).

        o   Report of Independent Auditors.

        o United Waste Systems, Inc. Consolidated Balance Sheets as of December 31, 1996 and 1995.

        o United Waste Systems, Inc. Consolidated Statements of Operations for the three years in the period ended December 31, 1996.

        o   United Waste Systems, Inc. Consolidated Statements of
            Stockholders' Equity for the three years in the period ended December 31, 1996.

        o United Waste Systems, Inc. Consolidated Statements of Cash Flows for the three years in the period ended December 31, 1996.

        o   United Waste Systems, Inc. Notes to Consolidated Financial
            Statements.

                           UNITED WASTE SYSTEMS, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                              June 30                 December 31
                                                                               1997                      1996
                                                                       ---------------------     ---------------------
Current assets:
  Cash and cash equivalents                                            $          25,823,244     $           2,567,854
  Accounts receivable, net of
    allowance for doubtful accounts
    of $4,898,000 in 1997 and
    $3,076,000 in 1996                                                            68,824,043                54,963,664
  Prepaid expenses and other current
    assets                                                                        29,170,740                29,989,310
                                                                       ---------------------     ---------------------

          Total current assets                                                   123,818,027                87,520,828

Property and equipment, net
  of accumulated depreciation of
  $136,429,000 in 1997 and
  $94,407,000 in 1996                                                            438,171,464               387,980,224
Intangible assets, net                                                           338,309,380               286,851,677
Other assets                                                                      40,968,086                38,688,965
                                                                       ---------------------     ---------------------
                                                                       $         941,266,957     $         801,041,694
                                                                       =====================     =====================
Current liabilities:
  Current portion of long-term debt
   and nonrecourse bonds                                               $           6,561,743     $           5,064,413
  Accounts payable                                                                25,448,174                23,923,298
  Deferred revenue                                                                13,958,658                12,189,998
  Due to seller                                                                    5,087,733                 4,258,016
  Short-term accrued landfill costs                                                4,745,575                 4,648,923
  Current portion of capital lease
    obligations                                                                      476,676                   846,528
  Accrued expenses                                                                24,997,006                15,572,292
  Other current liabilities                                                       13,892,939                 9,196,178
                                                                       ---------------------     ---------------------
          Total current liabilities                                               95,168,504                75,699,646

Long-term debt, less current portion                                             265,252,535               302,704,119
Obligations under capital leases, less
  current portion                                                                    141,197                   373,296

The accompanying notes are an integral part of these condensed consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS - CON'T
                                  (UNAUDITED)

                                                                                            June 30         December 31
                                                                                              1997             1996
                                                                                          ------------     ------------
Nonrecourse sewage facility revenue bonds,
  less current portion                                                                       8,500,000        8,900,000
Accrued landfill costs                                                                      48,259,951       44,878,800
Other long-term liabilities                                                                 14,525,536       13,137,811
Deferred income taxes                                                                       39,326,427       36,634,609
Commitments and contingencies
Stockholders' equity: Common stock, $.001 par value, 75,000,000 in 1997 and
  1996 shares authorized; 44,569,287 in 1997 and 39,089,553 in 1996 shares
  issued and outstanding                                                                        44,569           39,090
Additional paid-in capital                                                                 374,084,722      248,973,700
Retained earnings                                                                           95,963,516       69,700,623
                                                                                          ------------     ------------
          Total stockholders' equity                                                       470,092,807      318,713,413
                                                                                          ------------     ------------
                                                                                          $941,266,957     $801,041,694
                                                                                          ============     ============


The accompanying notes are an integral part of these condensed consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                Six Months Ended                  Three Months Ended
                                    June 30                           June 30
                          ------------------------------   ------------------------------
                              1997              1996           1997             1996
                          -------------    -------------   -------------    -------------
Revenues                  $ 216,619,407    $ 151,838,019   $ 121,039,879    $  82,257,521

Cost of operations          136,199,914       96,479,784      74,337,620       51,025,442
Selling, general
  and administrative
  expense                    33,295,326       24,778,093      18,093,586       13,368,408
                          -------------    -------------   -------------    -------------
Income from
  operations                 47,124,167       30,580,142      28,608,673       17,863,671
Interest expense              7,898,849        7,206,432       3,758,322        3,797,745
Other expense
  (income), net              (1,584,695)       1,767,682        (922,961)       1,906,916
                          -------------    -------------   -------------    -------------
Income before provision
  for income taxes           40,810,013       21,606,028      25,773,312       12,159,010
Provision for income
  taxes                      16,961,046        8,739,293      10,759,207        5,069,859
                          -------------    -------------   -------------    -------------
Net income                $  23,848,967    $  12,866,735   $  15,014,105    $   7,089,151
                          =============    =============   =============    =============


The accompanying notes are an integral part of these condensed consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - CON'T
                                  (UNAUDITED)


                                      Six Months Ended      Three Months Ended
                                          June 30                 June 30
                                    -------------------     ------------------
                                      1997        1996       1997        1996
                                    --------    -------     -------    -------
Primary earnings per
  common share and
  common  equivalent
  share                             $    .54     $  .33     $  .33     $   .18
                                    ========     ======     ======     =======
Fully diluted
  earnings per
  common share and
  common equivalent
  share                             $    .53                $  .32
                                    ========                ======




The accompanying notes are an integral part of these condensed consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.
            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)


                                                 Common Stock
                                            -------------------------
                                              Number                        Additional
                                               of             Paid-in        Retained
                                              Shares          Amount          Capital           Earnings
                                            ----------        -------       ------------       -----------
Balance,
  December 31, 1996                         39,089,553        $39,090       $248,973,700       $69,700,623
Pooling-of-interests                         1,752,549          1,752            388,314           527,359
Exercise of common
  stock warrants
  and options                                  164,150            164          3,995,630
Issuance of
  common stock                               3,563,035          3,563        122,461,987
Pro forma tax
  adjustment                                                                                       319,803
Subchapter S
  distributions of
  pooled entities                                                                                 (168,145)
Reclassification of
  Subchapter S accumulated
  earnings to paid-in
  capital                                                                     (1,734,909)        1,734,909

The accompanying notes are an integral part of these condensed consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.
        CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY - CON'T
                                  (UNAUDITED)


                                                 Common Stock
                                            -------------------------
                                              Number                        Additional
                                               of             Paid-in        Retained
                                              Shares          Amount          Capital           Earnings
                                            ----------        -------       ------------       -----------
Net income                                                                                      23,848,967
                                            ----------        -------       ------------       -----------
Balance,
  June 30, 1997                             44,569,287        $44,569       $374,084,722       $95,963,516
                                            ==========        =======       ============       ===========



The accompanying notes are an integral part of these condensed consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                            Six Months Ended
                                                                June 30
                                                     ------------------------------
                                                         1997              1996
                                                     -------------    -------------
Cash flows from operating activities:
  Net income                                         $  23,848,967    $  12,866,735
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Depreciation and amortization                     23,380,878       17,744,758
      Deferred income taxes                              5,134,491        2,077,749
      Gain on sale of assets                              (647,564)        (126,445)
      Pro forma tax adjustment                             319,803         (133,034)
      Changes in operating assets and liabilities:
        Accounts receivable                             (8,660,503)      (3,891,052)
        Other assets                                     2,401,049       (1,039,894)
        Accounts payable                                 1,076,250         (141,944)
        Accrued landfill costs                          (1,566,614)           4,811
        Other liabilities                                5,228,200        7,999,962
                                                     -------------    -------------
    Net cash provided by operating
      activities                                        50,514,957       35,361,646
Cash flows from investing activities:
  Purchases of property and equipment                  (26,263,896)     (21,204,295)
  Proceeds from sale of assets                           1,372,028          120,941
  Restricted investments, net (held to
    maturity)                                              907,196        1,501,540
  Payments of contingent purchase price                 (1,548,291)      (2,009,671)
  Payments of capitalized project costs                 (1,797,498)        (655,519)
  Purchases of other companies,
    net of cash acquired                               (73,943,865)     (63,354,449)
                                                     -------------    -------------
  Net cash used in investing activities               (101,274,326)     (85,601,453)

Cash flows from financing activities:
  Due to sellers                                          (231,836)      (5,201,439)
  Proceeds from debt                                    17,300,000      182,772,812




The accompanying notes are an integral part of these condensed consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - CON'T
                                  (UNAUDITED)

                                                            Six Months Ended
                                                                June 30
                                                     ------------------------------
                                                         1997              1996
                                                     -------------    -------------
  Repayments of debt                                   (65,222,174)     (79,053,858)
  Repayments of capital lease
    obligations                                           (601,951)      (1,550,971)
  Payments of financing costs                                            (4,737,000)
  Proceeds from exercise of common
    stock warrants and options                           3,995,794       15,302,757
  Net proceeds from issuance
    of common stock                                    118,943,071
  Subchapter S distributions
    of pooled entities                                    (168,145)      (1,704,621)
                                                     -------------    -------------
  Net cash from financing activities                    74,014,759      105,827,680
                                                     -------------    -------------
  Increase in cash and
    cash equivalents                                    23,255,390       55,587,873
Cash and cash equivalents at
  beginning of period                                    2,567,854        6,721,849
                                                     -------------    -------------
Cash and cash equivalents at
  end of period                                      $  25,823,244    $  62,309,722
                                                     =============    =============
Supplemental disclosure of cash flow
information:
  Cash paid during the period for interest,
    net of amounts capitalized                       $   7,439,086    $   6,031,573
                                                     =============    =============
  Net cash (received) paid during the
    period for income taxes                          $  (1,345,230)   $   3,259,570
                                                     =============    =============


The accompanying notes are an integral part of these condensed consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - CON'T
                                  (UNAUDITED)

                                                   Six Months Ended
                                                       June 30
                                             ----------------------------
                                                 1997            1996
                                             ------------    ------------
Supplemental schedule of noncash investing
  and financing activities:
  The Company acquired the net assets
    and assumed certain liabilities of
    other companies as follows:
  Fair value of net assets acquired:
    Property and equipment                   $ 26,270,128    $ 30,318,792
    Other assets, net of cash acquired         65,634,145      50,378,809
    Less liabilities assumed                  (10,249,845)    (12,902,755)
    Less amounts due to seller                 (3,561,553)     (3,170,578)
    Less amounts paid in common stock          (3,522,479)      1,144,983)
    Less deposits and capitalized project
      costs paid in prior periods                (626,531)       (124,836)
                                             ------------    ------------
    Net cash paid                            $ 73,943,865    $ 63,354,449
                                             ============    ============




The accompanying notes are an integral part of these condensed consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 1997 and 1996

NOTE 1 - BASIS OF PRESENTATION

     The Condensed Consolidated Financial Statements of United Waste Systems, Inc. and its subsidiaries (the "Company") included herein are unaudited and, in the opinion of management, such financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to a fair statement of the results of the interim periods presented. Interim financial statements do not require all disclosures normally presented in year-end financial statements, and, accordingly, certain disclosures have been omitted. The Condensed Consolidated Financial Statements included herein should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

     The Company's Condensed Consolidated Statements of Operations and Statement of Cash Flows for 1996 have been restated to include the accounts of certain acquisitions completed in 1996, that were accounted for as pooling-of-interests. See Note 2.

     The Company entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 13, 1997 with USA Waste Services, Inc. ("USA Waste") a Delaware corporation, and Riviera Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of USA Waste ("Sub"). Subject to the terms and conditions of the Merger Agreement, the Sub will merge with and into the Company (the "Merger"), and each share of common stock of the Company will be converted into 1.075 shares of common stock of USA Waste. The Merger is conditioned upon, among other things, approval by shareholders of the Company and USA Waste, and expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share ("SFAS 128"), which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating earnings per share, basic earnings per share will exclude the dilutive effect of the Company's stock options and warrants. Implementation of SFAS 128 is expected to result in basic earnings per share for the six months ended June 30, 1997 and 1996 of $.57 and $.35, respectively, and diluted earnings per share for such periods of $.53 and $.33, respectively, and basic earnings per share for the three months ended June 30, 1997 and 1996 of $.35 and $.19, respectively, and diluted earnings per share for such periods of $.32 and $.18, respectively.

     In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 96-1 ("SOP 96-1"), Environmental Remediation Liabilities. SOP 96-1 provides authoritative guidance on the recognition, measurement, display and disclosure of environmental remediation liabilities. SOP 96-1 also contains a discussion of major federal legislation relating to environmental remediation and pollution prevention and control. The adoption of SOP 96-1 did not have a material effect on the Company's financial position and results of operations.

NOTE 2 - ACQUISITIONS

     The table below provides a summary description of completed acquisitions (not including acquisitions described below that were accounted for as pooling-of-interests) during the six months ended June 30, 1997:


Type of Operation                                   Number Acquired
-----------------                                   ---------------
Landfill                                                  2(1)

Collection companies                                     37(2)

Transfer stations                                         7(3)


----------------

(1) The landfills are located in Illinois and Nebraska.

(2) The collection companies (including 26 tuck-in acquisitions) are located in Arizona, California, Illinois, Iowa, Kentucky, Maine, Massachusetts, Minnesota, New Mexico, North Dakota, Pennsylvania, Rhode Island, Vermont, and Wisconsin.

(3) The transfer stations are located in California, Kentucky, Minnesota and Wisconsin.

     The above acquisitions have been accounted for as purchases and, accordingly, the results of their operations have been included in the Company's Condensed Consolidated Financial Statements from their respective acquisition dates.

     The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the six months ended June 30, 1997 and 1996 as though (i) the acquisitions summarized above (excluding certain thereof that were not material individually or in the aggregate) which were consummated in the six months ended June 30, 1997, were made on January 1, 1997, in the case of the results for the six months ended June 30, 1997, and
(ii) each acquisition which was consummated during the period of January 1, 1996 to June 30, 1997 as described above and in Note 3 to the Notes to Consolidated Financial Statements included in the Company's 1996 Annual Report on Form 10-K (excluding certain thereof that were not material individually or in the aggregate), was made on January 1, 1996, in the case of the results for the six months ended June 30, 1996.

                                                        Six Months Ended
                                                             June 30
                                                ---------------------------------
                                                      1997              1996
                                                ---------------   ---------------
Revenues                                        $   226,188,143   $   184,393,110
Net income                                           23,992,604        14,152,411

Primary earnings
  per common share and common
  equivalent share                                          .54               .36

Fully diluted earnings
  per common share and common
  equivalent share                                          .53               .36

The unaudited pro forma results are based upon certain assumptions and estimates which are subject to change. These results are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

During April, May and June 1997, the Company issued 1,368,077 shares of its common stock for the acquisition of six solid waste management companies. These transactions were accounted for as pooling-of-interests; however these acquisitions were not material to the Company's consolidated operations and financial position and, therefore, the first quarter of 1997 and the 1996 Condensed Consolidated Financial Statements have not been restated.

During February and March 1997, the Company issued 384,472 shares of its Common Stock for the acquisitions of five solid waste management companies. These transactions were accounted for as pooling-of-interests; however, these acquisitions were not material to the Company's consolidated operations and financial position and, therefore, the 1996 Condensed Consolidated Financial Statements have not been restated.

On June 28, 1996, the Company issued 730,765 shares of its Common Stock for all of the outstanding shares of common stock of Salinas Disposal Service, Inc., Rural Dispos-All Service, Inc. and Madison Lane Properties, Inc. (the "Salinas Companies"), a group of affiliated companies that comprise an integrated solid waste management company. This transaction has been accounted for as a pooling-of-interests and, accordingly, the Condensed Consolidated Financial Statements have been restated for the three months ended March 31, 1996 to include the accounts of the Salinas Companies.

During September 1996, the Company issued 579,857 shares of its Common Stock for the acquisition of three solid waste management companies (the "Pooled Companies"). These transactions were accounted for as pooling-of-interests and, accordingly, the Condensed Consolidated Financial Statements have been restated for the three and six months ended June 30, 1996 to include the accounts of the Pooled Companies.

During December 1996, the Company issued 178,701 shares of its Common Stock for the acquisition of two solid waste management companies. These transactions were accounted for as pooling-of-interests; however, these acquisitions were not material to the Company's consolidated operations and financial position and, therefore, the 1996 Condensed Consolidated Financial Statements have not been restated.

NOTE 3 - CONTINGENCIES

While the Company carries a wide range of insurance coverage for the protection of the Company's assets and operations, the Company does not carry insurance coverage for environmental liability, except as described in the following sentence. The Company's insurance coverage for environmental liability is limited to (i) contractor pollution liability insurance that relates to certain environmental services provided by the Company and (ii) certain other pollution liability insurance which is the equivalent to self-insurance because under the terms thereof the Company is required to fully reimburse the insurance company for any paid claims. In the event uninsured losses occur, the Company's net income and financial position could be materially adversely affected.

On May 26, 1995, the Company sued Robert Foley and Matthew Parzych in the United States District Court for the District of Connecticut, Case No. 3:95-CV-985. The defendants sold stock in certain Massachusetts corporations to the Company under an agreement dated April 1, 1992 (the "1992 agreement"). In the suit the Company seeks approximately $1,115,000 in cash and securities from an escrow account and additional amounts from defendants by reason of indemnity provisions contained in the 1992 agreement and confirmed in an agreement dated January 28, 1994 (the "1994 agreement"). The defendants have counterclaimed against the Company and its chief executive officer, seeking to invalidate the 1994 agreement primarily for alleged lack of consideration and economic duress, and to receive alleged damages and costs. The counterclaims for damages are primarily for alleged misrepresentations by the Company in connection with the 1992 agreement, and were asserted by defendants notwithstanding provisions in the 1994 agreement which generally released the Company from all claims. The Company moved to summarily dismiss the counterclaims. On March 31, 1997, the Court granted the Company's motion in part and denied it in part. The Company intends vigorously to pursue its claims in this action and to defend against the remaining counterclaims. In the opinion of management, this claim should not materially affect the financial position or operating results of the Company.

In June 1996, Dale Lynch, Dennis Lynch and D.L. Lynch sued the Company, its chief executive officer and a subsidiary of the Company in the Circuit Court of Whitley County, Kentucky (Index No. 96 CI 00355). The subsidiary purchased the Tri-County landfill from the plaintiffs in 1991. The suit primarily seeks compensatory and punitive damages for alleged breach of contract and for allegedly fraudulent representations in connection with this purchase. The Company has filed a counterclaim for breach of warranties and fraud. The Company has also sought indemnification for breach of warranties. In January 1997, the plaintiffs filed an amended complaint, which seeks relief similar to that of their original complaint. The Company filed a Motion to Dismiss seven of the eight counts in the complaint, including the fraud count. The Company has served discovery requests and deposition notices on plaintiffs and intends to vigorously defend against plaintiffs' claims and prosecute its counterclaim. In the opinion of management, this suit should not materially affect the financial position or operating results of the Company.

In July 1996 the Company filed suit against H.A.M. Sanitary Landfill, Inc. and its shareholders. The suit is now pending in the Circuit Court for Monroe County, West Virginia, Civil Action No. 96-C-51. The Company, among other things, seeks to recover $1.8 million in advances which the Company made in connection with an agreement, since terminated, to purchase the H.A.M. Sanitary Landfill in West Virginia from the defendants, and to recover certain machinery and equipment with an aggregate replacement value of approximately $150,000. The defendants in September 1996 filed a counterclaim against the Company and a subsidiary which seeks compensatory and punitive damages for claims of alleged breach of contract, breach of fiduciary duty under an alleged joint venture, unjust enrichment and fraud. The Company will vigorously prosecute its claim and defend against the counterclaim. In the opinion of management, the counterclaim should not materially affect the financial position or operating results of the Company.

On April 17, 1997, a purported class action on behalf of the public shareholders of the Company entitled Schipper v. United Waste et al., Civil Action No. 15664-NC, was filed in the Court of Chancery of the State of Delaware against the Company and each of the members of the Company's Board of Directors asserting, among other things, that defendants breached their fiduciary duties to stockholders of the Company in negotiating the Merger Agreement and in engaging in certain related alleged acts and omissions. The complaint seeks, among other things, injunctive and other equitable relief against consummation of the Merger, and damages and costs in an unspecified amount. The Company believes the claim is without merit.

On June 25, 1997, Richard and Martin Zielinski (the "Claimants") filed a demand for arbitration against Connecticut Valley Sanitary Waste Disposal, Inc. ("CVSWD"), a subsidiary of United Waste. The Claimants seek approximately $8,600,000, plus treble damages, based on CVSWD's alleged breaches of obligations under a lease and Massachusetts law in relation to the operation of CVSWD's Chicopee, Massachusetts landfill. CVWSD disagrees with Claimants' contentions and intends to vigorously defend against this claim. CVSWD will be filing a counter-demand for arbitration, based on the Claimants' breaches of the lease and Massachusetts law. It is too early to predict the outcome of the arbitration.

The Company accrues the costs for closure and post-closure monitoring over the life of its owned landfills and will pay out these costs over the next thirty years. Major components of these costs include closure cap construction, leachate treatment and groundwater monitoring. The Company accrues these costs utilizing engineering estimates based on current governmental regulations regarding closure requirements. The Company estimates that the aggregate liability for the closure, post-closure and remediation costs of its landfills owned at June 30, 1997 will be approximately $71.8 million. At June 30, 1997, the Company has approximately $53.0 million of these costs accrued and, therefore, has accrued approximately 73.8% of its estimated total costs to date.

The Company monitors the availability of airspace at each of its landfills and the need to obtain permit modifications for approvals for expansion in order to continue operating these landfills. In order to develop and operate a landfill, a composting facility or transfer station, or other solid waste management facility, the Company typically must go through several governmental review processes and obtain one or more permits and often zoning or other land use approvals. Once obtained, operating permits generally must be periodically renewed and are subject to modification and revocation by the issuing agency. There can be no assurance that the Company will succeed in obtaining these permits, permit modifications or approvals.

                  REPORT OF INDEPENDENT AUDITORS

Board of Directors
United Waste Systems, Inc.

We have audited the accompanying consolidated balance sheets of United Waste Systems, Inc. as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the management of United Waste Systems, Inc. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1994 financial statements of the Carmel Marina Companies, wholly-owned subsidiaries, which statements reflect total revenues constituting 15% in 1994 of the related consolidated totals. Those statements were audited by other auditors, whose report has been furnished to us and our opinion, insofar as it relates to data included for the Carmel Marina Companies, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and, for 1994, the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Waste Systems, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                             ERNST & YOUNG LLP
MetroPark, New Jersey
February 21, 1997,
except for Note 13, as
to which the date is
March 25, 1997

                           UNITED WASTE SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                           December 31
                                                                 -----------------------------
                                                                     1996             1995
                                                                 -------------    ------------
                                     ASSETS
Current assets:
  Cash and cash equivalents                                      $  2,567,854     $  6,721,849
  Accounts receivable, net of
    allowance for doubtful accounts
    of $3,076,000 in 1996 and
    $2,249,000 in 1995                                             54,963,664       38,522,126
  Prepaid expenses and
    other current assets                                           29,989,310       14,198,544
                                                                 ------------     ------------
          Total current assets                                     87,520,828       59,442,519
Property and equipment, net
  of accumulated depreciation of
  $94,407,414 in 1996 and
  $58,866,599 in 1995                                             387,980,224      289,378,346
Intangible assets, net                                            286,851,677      171,739,197
Other assets                                                       38,688,965       20,008,399
                                                                 ------------     ------------
                                                                 $801,041,694     $540,568,461
                                                                 ============     ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt
   and nonrecourse bonds                                         $  5,064,413     $  5,644,096
  Accounts payable                                                 23,923,298       18,031,701
  Deferred revenue                                                 12,189,998        8,291,415
  Due to seller                                                     4,258,016        6,465,720
  Short-term accrued landfill costs                                 4,648,923        6,524,024
  Current portion of capital lease
    obligations                                                       846,528        1,383,576
  Accrued expenses                                                 15,572,292       11,143,769
  Other current liabilities                                         9,196,178        5,933,633
                                                                 ------------     ------------
          Total current liabilities                                75,699,646       63,417,934
Long-term debt, less current portion                              302,704,119      156,193,971
Obligations under capital leases, less
  current portion                                                     373,296        4,687,554
Nonrecourse sewage facility revenue
  bonds, less current portion                                       8,900,000        9,400,000
Accrued landfill costs, less
  current portion                                                  44,878,800       27,663,907
Other long-term liabilities                                        13,137,811        3,056,578
Deferred income taxes                                              36,634,609       33,885,306
Commitments and contingencies


The accompanying notes are an integral part of these consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                           December 31
                                                  -----------------------------
                                                      1996             1995
                                                  ------------     ------------
Stockholders' equity:
  Preferred stock, $.001
    par value, 5,000,000 shares
    authorized; none outstanding
  Common stock, $.001 par value,
    75,000,000 shares authorized;
    39,089,553 in 1996 and
    17,578,550 in 1995 shares
    issued and outstanding                              39,090           17,579
  Additional paid-in capital                       248,973,700      200,267,630
  Retained earnings                                 69,700,623       41,978,002
                                                  ------------     ------------
          Total stockholders' equity               318,713,413      242,263,211
                                                  ------------     ------------
                                                  $801,041,694     $540,568,461
                                                  ============     ============

The accompanying notes are an integral part of these consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               Year ended December
                               --------------------------------------------------
                                   1996              1995               1994
                               -------------     -------------      -------------

Revenues                       $ 335,743,175     $ 228,376,762      $ 146,042,523

Cost of operations               206,786,205       140,813,834         88,611,515

Selling, general and
  administrative expense          53,106,485        34,841,125         22,526,867
                               -------------     -------------      -------------

Income from operations            75,850,485        52,721,803         34,904,141

Interest expense                  14,949,746        10,061,290          6,424,630

Other expense
 (income), net                       251,661          (948,830)          (474,211)
                               -------------     -------------      -------------

Income before provision
  for pro forma
  income taxes                    60,649,078        43,609,343         28,953,722

Provision for
  income taxes                    25,256,286        15,320,898          7,944,023
                               -------------     -------------      -------------

Pro forma net income              35,392,792        28,288,445         21,009,699

Net deductions from pro
  forma income available
  to common stockholders                  --           372,501          1,275,180
                               -------------     -------------      -------------
Pro forma income
  available to
  common stockholders          $  35,392,792     $  27,915,944      $  19,734,519
                               =============     =============      =============
Pro forma primary earnings
  per common share and
  common equivalent
  share                        $         .89     $         .82      $         .76
                               =============     =============      =============
Pro forma fully diluted
  earnings per common
  share and common
  equivalent share             $         .88     $         .81      $         .72
                               =============     =============      =============

Pro forma tax
  adjustments                        363,280         1,458,361          2,064,773
                               -------------     -------------      -------------
Pro forma net income              35,029,512        26,830,084         18,944,926
Net deductions from
  pro forma income
  available to common
  shareholders                            --           372,501          1,275,180
                               -------------     -------------      -------------
Pro forma net income
  available to common
  shareholders                 $  35,029,512     $  26,457,583      $  17,669,746
                               =============     =============      =============

Pro forma primary
  earnings per common
  share and common
  equivalent share             $         .88     $         .77      $         .68
                               =============     =============      =============
Pro forma fully diluted
  earnings per common
  share and common
  equivalent share             $         .87     $         .77      $         .65
                               =============     =============      =============

The accompanying notes are an integral part of these consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                              Preferred Stock                      Common Stock
                       ---------------------------        ----------------------------
                         Number                             Number                               Additional
                           of                                 of                                   Paid-in               Retained
                         Shares           Amount            Shares           Amount                Capital               Earnings
                       ---------       -----------        ----------      ------------         --------------          ------------
Balance, December
  31, 1993             1,797,581       $     1,798        11,514,060      $     11,514         $   83,935,580          $  4,535,071
Issuance of
  common stock                                               763,578               764             15,279,707
Exercise of
  common stock
  warrants and
  options                                                    568,394               569              7,311,162
Conversion of 8%
  convertible
  preferred
  stock                 (854,152)             (854)          780,563               780                     44
Preferred stock
  dividends                                                                                                              (1,275,180)
Contributed capital                                                                                   590,667
Subchapter S
  distributions
  of pooled
  entities                                                                                                               (3,413,997)
Net income                                                                                                               21,009,699
                       ---------       -----------        ----------      ------------         --------------          ------------
Balance, December
  31, 1994               943,429               944        13,626,595            13,627            107,117,160            20,855,593
Issuance of
  common stock                                             2,469,299             2,469             79,684,075


             The accompanying notes are an integral part of these
                      consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY - Continued

                              Preferred Stock                      Common Stock
                       ---------------------------        ----------------------------
                         Number                             Number                               Additional
                           of                                 of                                   Paid-in               Retained
                         Shares           Amount            Shares           Amount                Capital               Earnings
                       ---------       -----------        ----------      ------------         --------------          ------------

Exercise of
  common stock
  warrants and
  options                                                    529,582            530              8,145,726
Conversion of 8%
  convertible
  preferred stock      (943,429)             (944)           862,105            862                     82
Conversion of
  convertible debt                                            90,969             91              2,660,752
Preferred stock
  dividends                                                                                                              (372,501)
Subchapter S
  distributions
  of pooled
  entities                                                                                                              (4,133,700)
Net income                                                                                                              28,288,445
Reclassification of
  subchapter S
  accumulated
  earnings to
  paid-in capital                                                                                2,659,835              (2,659,835)
                       ---------       -----------        ----------      ------------         -----------             ------------
Balance, December 31,
  1995                                                    17,578,550         17,579            200,267,630              41,978,002


              The accompanying notes are an integral part of these
                      consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY - Continued

                              Preferred Stock                      Common Stock
                       ---------------------------        ----------------------------
                         Number                             Number                               Additional
                           of                                 of                                   Paid-in            Retained
                         Shares           Amount            Shares           Amount                Capital            Earnings
                       ---------       -----------        ----------      ------------         --------------       ------------

Two-for-one stock
  split                                                   18,238,718            18,238                (18,238)
Poolings-of-
  interests                                                  758,558               759                422,967         (4,781,320)
Adjustment to
  conform fiscal
  year of pooled
  entities                                                                                                              (506,803)
Exercise of
  common stock
  warrants and
  options                                                  2,468,630             2,469             43,335,486
Issuance of common
  stock                                                       45,097                45              3,823,807
Subchapter S
  distributions of
  pooled entities                                                                                                     (1,240,000)
Net income                                                                                                            35,392,792
Reclassification
  of Subchapter S
  accumulated
  earnings to paid-in
  capital                                                                                           1,142,048         (1,142,048)
                       ---------       -----------        ----------      ------------         --------------       ------------
Balance, December 31,
  1996                        --       $        --        39,089,553      $     39,090         $  248,973,700       $ 69,700,623
                       =========       ===========        ==========      ============         ==============       ============


              The accompanying notes are an integral part of these
                      consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       Year ended December 31
                                          ------------------------------------------------
                                              1996              1995              1994
                                          ------------      ------------      ------------

Cash flows from operating activities:
Net income                                $ 35,392,792      $ 28,288,445      $ 21,009,699
  Adjustments to reconcile
   pro forma net income to
   net cash provided
   by operating activities:
     Depreciation and
      amortization                          37,875,896        24,308,227        14,247,906
     Deferred income
       taxes                                10,057,369         3,859,374         1,871,425
     Gain on sale of
       assets                                 (929,661)         (174,767)          (25,618)
  Changes in operating assets
    and liabilities:
     Accounts
       receivable                           (5,332,538)       (2,446,181)       (6,076,126)
     Other assets                            1,614,204        (3,874,321)         (163,365)
     Accounts payable                        1,994,813          (882,447)        4,870,279
     Accrued landfill
      costs                                 (5,525,390)           34,893        (1,849,037)
     Other
      liabilities                            3,045,562         7,277,122         3,536,541
                                          ------------      ------------      ------------
      Net cash provided by
        operating
        activities                          78,193,047        56,390,345        37,421,704
Cash flows from investing
  activities:
  Purchases of property
    and equipment                          (55,317,981)      (39,189,791)      (22,562,624)
  Proceeds from sale
    of assets                                3,071,440           280,290           285,243
  Restricted investments, net
  (held to maturity)                        (8,151,482)       (7,954,428)         (186,741)
  Payments of capitalized
   project costs                            (1,244,535)       (1,279,671)       (2,305,851)
  Payments of contingent
   purchase price                           (3,752,072)       (2,337,751)       (6,262,879)


             The accompanying notes are an integral part of these
                      consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS - continued

                                                                    Year ended December 31
                                                      --------------------------------------------------
                                                           1996               1995              1994
                                                      -------------      -------------      ------------
  Purchases of other companies,
   net of cash acquired                                (157,092,207)      (159,062,810)      (27,331,361)
                                                      -------------      -------------      ------------
  Net cash used in
     investing activities                              (222,486,837)      (209,544,161)      (58,364,213)
Cash flows from financing
  activities:
  Dividends on preferred
   stock                                                                      (372,501)       (1,275,180)
  Proceeds from debt                                    225,130,225        278,281,793        40,839,022
  Repayments of debt                                    (94,638,687)      (185,233,930)      (32,977,036)
  Repayments of capital lease
   obligations                                           (3,456,053)          (614,686)       (1,570,971)
  Net proceeds from issuance
     of common stock                                                        66,072,051        15,280,471
  Proceeds from exercise
     of common stock warrants
     and options                                         26,652,798          8,146,256         6,296,716
  Payment of financing costs                             (5,437,000)        (2,684,074)         (582,483)
  Due to sellers                                         (6,871,488)        (2,185,751)         (317,498)
  Notes receivable                                                                            (1,104,505)
  Contributed capital of
   pooled entities                                                                               590,667
    Subchapter S distributions
     of pooled entities                                  (1,240,000)        (4,133,700)       (3,413,997)
                                                      -------------      -------------      ------------
    Net cash provided by
     financing activities                               140,139,795        157,275,458        21,765,206
                                                      -------------      -------------      ------------
  (Decrease) increase in cash
   and cash equivalents                                  (4,153,995)         4,121,642           822,697
Cash and cash equivalents
 at beginning of year                                     6,721,849          2,600,207         1,777,510
                                                      -------------      -------------      ------------
  Cash and cash equivalents
   at end of year                                     $   2,567,854      $   6,721,849      $  2,600,207
                                                      =============      =============      ============
Supplemental disclosure of cash flow information:
  Cash paid during the year
   for interest, net of
   amounts capitalized                                $  13,328,310      $   8,337,161      $  5,970,394
                                                      =============      =============      ============
  Cash paid during the year
   for income taxes                                   $   5,644,573      $  10,362,953      $  3,426,391
                                                      =============      =============      ============


             The accompanying notes are an integral part of these
                      consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS - continued

                                                                   Year ended December 31
                                                     ---------------------------------------------------
                                                          1996               1995               1994
                                                     --------------     --------------     -------------
Supplemental schedule of
  noncash investing and
  financing activities:
   The Company acquired the
    net assets and assumed
    certain liabilities of
    other companies as follows:
  Fair value of net assets acquired:
   Property and equipment                            $  51,505,429      $ 121,210,509      $ 14,795,348
   Other assets, net of cash
    acquired                                           138,909,867        129,422,285        22,425,750
    Less liabilities assumed                           (24,603,268)       (67,813,389)       (9,227,426)
    Less amounts due to
     seller                                             (4,671,023)        (7,965,999)         (594,483)
    Less amounts paid in common
     stock                                              (3,823,852)       (13,333,150)
    Less deposits and
     capitalized project costs
     paid in
     prior periods                                        (224,946)        (2,457,446)          (67,828)
                                                     --------------     --------------     -------------
    Net cash paid                                    $ 157,092,207      $ 159,062,810      $ 27,331,361
                                                     ==============     ==============     ============
Equipment financed by capital
  lease obligations                                                     $     777,867      $    167,370
Conversion of convertible
  preferred stock                                                          10,377,719         9,395,672
Conversion of convertible
  debt                                                                      2,660,843


             The accompanying notes are an integral part of these
                      consolidated financial statements.

                           UNITED WASTE SYSTEMS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

         United Waste Systems, Inc. and its subsidiaries ("United" or "the Company") own, operate, acquire and develop nonhazardous solid waste landfills, collection operations and other related environmental services in selected markets in the United States.

         The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The accompanying Consolidated Financial Statements have been restated to include accounts of certain acquisitions accounted for as poolings-of-interests (see Note 3).

         All per share data of the Company for all periods included in the Consolidated Financial Statements and related Notes to Consolidated Financial Statements and all share data in the Notes to Consolidated Financial Statements have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend that became effective in June 1996 (see Note 9).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Cash Equivalents: The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

         Property and Equipment: Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The estimated useful life ranges for property and equipment are as follows:

                                                    Range of
                                                   Estimated
                                                 Useful Lives
                                                -------------

Buildings and improvements                      25 - 30 years
Vehicles and equipment                           7 - 10 years
Furniture, fixtures and
  office equipment                               5 - 10 years


         Amortization of assets recorded under capital leases is included in depreciation expense. The Company's sludge composting facility is being depreciated over the original contract period of 20 years. Landfill and landfill improvement costs are amortized based upon total units of airspace filled during the year in relation to estimated permitted airspace capacity. Land held for future development is excluded from amortization.

         Engineering and legal fees paid to third parties incurred to obtain a disposal facility permit are capitalized as landfill costs and amortized over the estimated related airspace capacity. These costs are not amortized until the permit is obtained and the disposal facility is ready for its intended use. If the permit is denied, these costs are charged to expense.

         Other Assets: Other assets consist primarily of deposits for, or advances to, pending or prospective acquisitions and restricted cash and cash equivalents which are collateral for letters of credit and bonds and restricted debt service and construction funds. Restricted cash and cash equivalents are $11,480,003 at December 31, 1996 and $8,366,000 at December 31, 1995.

         In connection with the Company's Tax Exempt Bonds (see Note 6), restricted cash and cash equivalents in escrow total $5,590,000 at December 31, 1995. At December 31, 1996, all funds have been expended.

         Concentrations of Credit Risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash investments and accounts receivable. The Company places its cash investments with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company's customer base. No single group or customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

         Accrued Landfill Costs: Landfill site closure and post-closure cost liabilities are accrued for the Company's owned landfills based on engineering estimates of total units of airspace filled during the year and the total closure and post-closure costs to be incurred by the Company. Such liabilities are not discounted or reduced by possible recoveries from third parties.

         Revenue Recognition: Landfill revenues are recorded at the date of actual waste disposal. Revenues received prior to services being performed are deferred and are recognized over the service period.

         Income Taxes: The Company uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

         Impact of Recently Issued Accounting Standards: In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of ("SFAS No. 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. SFAS No. 121 is effective for the Company's fiscal year ended December 31, 1996. The adoption of this Statement did not have a material effect on the Company's financial position or results of operations.

         In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 96-1 ("SOP 96-1"), Environmental Remediation Liabilities. SOP 96-1 provides authoritative guidance on the recognition, measurement, display and disclosure of environmental remediation liabilities. SOP 96-1 also contains a discussion of major federal legislation relating to environmental remediation and pollution prevention and control. SOP 96-1 is effective for fiscal years beginning after December 15, 1996. Although such costs are not presently determinable, adoption of SOP 96-1 is not expected to have a material effect on the Company's financial position and results of operations (See Note 12).

         Use of Estimates: The preparation of the Consolidated Financial Statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. These estimates and assumptions principally affect the Company's accruals for landfill costs and accounts receivable reserve, the amortization periods for intangible assets and landfill and landfill improvement costs. Actual results could differ from those estimates.

         Stock-Based Compensation: The Company accounts for its stock compensation arrangements under the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." Since the stock options are granted by the Company at the fair value of the shares at the date of grant, no compensation expense is recognized in the Consolidated Financial Statements (see Note 9).

NOTE 3 - ACQUISITIONS

         On June 28, 1996, the Company issued 730,765 shares of its Common Stock for all of the outstanding shares of common stock of Salinas Disposal Service, Inc., Rural Dispos-All Service, Inc. and Madison Lane Properties, Inc. (the "Salinas Companies"), a group of affiliated companies that comprise an integrated solid waste management company. This transaction has been accounted for as a pooling-of-interests and, accordingly, the Consolidated Financial Statements have been restated for all periods presented to include the accounts of the Salinas Companies.

         On September 29, 1995, the Company issued 2,252,946 shares of its Common Stock for all of the outstanding shares of common stock of Carmel Marina Corporation, Neal Road Landfill Corporation, Jolon Road Landfill Corporation, Cal Sanitation Services, Inc., Portable Site Services, Inc. and certain real estate assets (the "Carmel Marina Companies"), a group of affiliated companies that comprise an integrated solid waste management company. This transaction has been accounted for as a pooling-of-interests and, accordingly, the Consolidated Financial Statements have been restated for all periods presented to include the accounts of the Carmel Marina Companies.

         Separate revenue and pro forma net income of United the Carmel Marina Companies and the Salinas Companies prior to the respective combinations are as follows:


                                                    Carmel
                                                    Marina                Salinas
                             United(1)             Companies             Companies             Combined
                          -------------          ------------           -----------         -------------
Year ended
  December 31,
  1995
Revenues                  $ 211,790,224                              $ 16,586,538           $ 228,376,762
Pro forma net
  income                     25,987,769                                   842,315              26,830,084

Year ended
  December 31,
  1994
Revenues                    106,551,057          $ 21,977,708           17,513,758            146,042,523
Pro forma net
  income                     15,557,488             1,509,387            1,878,051             18,944,926


         ---------------

(1) The data with respect to United for the year ended December 31, 1994, is prior to restatement for the acquisitions of the Carmel Marina Companies and the Salinas Companies. The data with respect to United for the year ended December 31, 1995, is after restatement for the acquisition of the Carmel Marina Companies, but prior to restatement for the acquisition of the Salinas Companies.

         During September 1996, the Company issued 579,857 shares of its Common Stock for the acquisition of three solid waste management companies. During December 1996, the Company issued 178,701 shares of its Common Stock for the acquisition of two solid waste management companies. These transactions were accounted for as poolings-of-interests; however, these acquisitions were not material to the Company's consolidated operations and financial position and, therefore, the accompanying 1995 and 1994 Consolidated Financial Statements have not been restated.

         The acquisitions discussed below have been accounted for as purchases and, accordingly, the results of their operations have been included in the Company's results of operations from their respective acquisition dates. The purchase prices have been allocated to the assets acquired and liabilities assumed based on their respective fair values at their respective acquisition dates. Contingent purchase price is capitalized when earned and amortized over the remaining life of the related asset.

         During December 1996, the Company purchased outstanding stock and certain assets of the I-5 Companies, which are comprised of two landfill operating contracts, one collection company and two transfer stations. The consideration was comprised of $21,000,000 in cash and certain additional assumed liabilities.

         During January 1996, the Company purchased all of the outstanding stock of Commercial Disposal Co., Inc. which is comprised of a collection company and two transfer stations. The aggregate consideration was $16,126,500 in cash.

         The total initial consideration for other acquisitions that the Company made in 1996 was approximately $119,466,000 in cash, approximately $1,390,000 in seller notes, 109,673 shares of the Company's Common Stock, warrants to purchase 65,000 shares of the Company's Common Stock and contingent consideration not to exceed $15,950,000.

         During September 1995, the Company purchased the outstanding stock and certain assets of the Partyka Resource Companies, which comprise two solid waste landfills and collection operations. The aggregate initial consideration was $36,424,609 in cash, $6 million in seller notes and 184,200 shares of the Company's Common Stock. Contingent royalty payments of $5.95 per ton are due for each ton received at the landfills commencing October 1995 (subject to a cap of $10,577,773).

         During September 1995, the Company purchased all of the outstanding stock of the Zenith Kremer Companies, which are comprised of a collection company and two transfer station permits. The aggregate consideration was $19,158,320 in cash.

         During February 1995, the Company purchased all of the outstanding stock of Waste Systems Corporation and certain assets of WasteCo, Inc., which together are comprised of a solid waste landfill and collection operations. The aggregate initial consideration was $12,326,396 in cash and 280,000 shares of the Company's Common Stock. Contingent royalty payments of $1.15 per ton are due for each ton received at the landfill (not to exceed $8 million in aggregate). An additional contingent purchase payment of $750,000 was paid in 1996 upon receipt of a permit modification increasing daily and annual tonnage limits that may be accepted by the landfill, and an additional contingent purchase payment of $1,000,000 was paid in 1996 upon the receipt of another permit modification from required regulatory agencies authorizing additional landfill capacity.

         The total initial consideration for other acquisitions that the Company made in 1995 was approximately $91,200,000 in cash, approximately $5,900,000 in seller notes, 464,398 shares of the Company's Common Stock and contingent consideration not to exceed $19,200,000.

         During August 1994, the Company purchased all of the outstanding stock of Pete's Disposal Service, Inc., a collection company that provides solid waste collection services. The aggregate initial consideration was $4,800,000 in cash. Contingent consideration of $347,896 in cash was paid in January 1995 related to certain contractual obligations for billing retentions.

         During June 1994, the Company purchased all of the outstanding stock of PRTR, Inc., a company that operates a transfer station. The aggregate initial consideration was $4,225,846 in cash. Contingent royalty payments of $1 per ton (subject to $.75 increases on the fifth and tenth anniversary dates of the transaction) for each ton received in excess of 100 tons per day are payable quarterly (subject to a cap of $125,000 per year and $1,300,000 in aggregate).

         During April 1994, the Company purchased substantially all of the assets of Orlando Trucking, Inc., a collection company. The aggregate initial consideration was $3,970,000 in cash.

         During March 1994, the Company purchased all of the outstanding stock of Kent Industrial Services, Inc., a collection company. The aggregate initial consideration was $5,000,000 in cash.

         During January 1994, the Company purchased all of the outstanding stock of Harland's Sanitary Landfill, Inc. and purchased substantially all of the assets of Harland's Disposal Service, Inc. These companies are comprised of solid waste landfill and collection operations. The initial aggregate purchase price was $4,170,000 in cash. Contingent royalty payments of $1.50 per ton commence on the ninth anniversary of the transaction.

         The total consideration for other acquisitions that the Company made in 1994 was $2,652,291 in cash and $1,363,000 in seller notes.

         The Company has not completed its valuation of certain of its 1996 purchases and the purchase price allocations are subject to change when additional information concerning asset and liability valuations are completed.

         The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the years ended December 31,

1996 and 1995 as though each acquisition described above (excluding certain of such acquisitions that were not material individually or in the aggregate) was made on January 1, 1995.


                                        1996                  1995
                                    ------------          ------------

Revenues                            $360,469,429          $322,428,781
Pro forma net income                  34,960,904            28,169,023
Pro forma primary earnings
 per common and common
 equivalent share                           $.88                  $.81
Pro forma fully diluted earnings
 per common and common
 equivalent share                           $.87                  $.80


         The unaudited pro forma results are based upon certain assumptions and estimates which are subject to change. These results are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

NOTE 4 - PROPERTY AND EQUIPMENT

         A summary of property and equipment is as follows:

                                                   December 31
                                      --------------------------------
                                           1996               1995
                                      -------------      -------------

Landfills                             $ 224,413,867      $ 181,685,044
Land and improvements                    22,350,398         14,529,438
Buildings and improvements               34,713,450         22,626,762
Sludge composting facility               11,675,853         11,675,853
Vehicles and equipment                  160,422,300        102,582,170
Furniture, fixtures and
  office equipment                        5,381,978          3,243,833
Construction in progress                 23,429,792         11,901,845
                                      -------------      -------------
                                        482,387,638        348,244,945
Less accumulated depreciation and
  amortization                          (94,407,414)       (58,866,599)
                                      -------------      -------------
Net property and equipment            $ 387,980,224      $ 289,378,346
                                      =============      =============


         Landfill amortization totaled $11,176,704, $6,986,922 and $3,573,196 for the years ended December 31, 1996, 1995 and 1994, respectively. Depreciation expense totaled $18,009,022, $9,971,936 and $5,447,329 for the years ended December 31, 1996, 1995 and 1994, respectively.

         The Company capitalizes interest as a component of the cost of property and equipment for construction projects that take considerable time and expenditures. Interest capitalized, primarily related to landfill cell construction, in 1996, 1995 and 1994 amounted to $1,682,000, $1,349,000 and
$722,000, respectively.

NOTE 5 - INTANGIBLE ASSETS

         Intangible assets consist of the excess of cost over the value of identifiable net assets of businesses acquired and other intangible assets. Excess of cost over value of identifiable net assets of businesses acquired are being amortized on a straight line basis over forty years while other intangible assets are being amortized on a straight line basis for periods ranging from three to ten years.

                                             December 31
                                  --------------------------------
                                      1996                1995
                                  -------------      -------------
Excess of cost over value of
  identifiable net assets of
  businesses acquired             $ 293,462,083      $ 171,957,922
Other intangible assets               8,621,997          8,520,001
                                  -------------      -------------
                                    302,084,080        180,477,923
Less accumulated amortization       (15,232,403)        (8,738,726)
                                  -------------      -------------
Intangible assets, net            $ 286,851,677      $ 171,739,197
                                  =============      =============

         The Company continually evaluates the value and future benefits of its intangibles. The Company assesses recoverability from future operations using income from operations of the related acquired business as a measure. Under this approach, the carrying value would be reduced if it becomes probable that the Company's best estimate for expected future cash flows of the related business would be less than the carrying amount of the intangible over the remaining amortization period. For the three year period ended December 31, 1996, there were no adjustments to the carrying amounts of intangibles resulting from these evaluations.

NOTE 6 - LONG-TERM DEBT

Long-term debt consists of the following:

                                                     December 31
                                          --------------------------------
                                               1996               1995
                                          -------------      -------------
Credit Facility                           $  31,450,000      $  41,800,000
Convertible Subordinated Notes
  at 4 1/2% per annum, due
  June 1, 2001, convertible
  to Common Stock at $32.50
  per share                                 150,000,000
Senior secured notes, interest
  payment semi-annually, at 7.67%
  per annum, annual principal
  payments beginning September 1999,
  due September 2005                         75,000,000         75,000,000
Tax exempt bonds, monthly interest
  payments at variable rates
  (4.25% and 5.15% at December 31,
  1996 and 1995, respectively),
  due April 2010                             22,500,000         22,500,000
Promissory note, quarterly interest
  payments, at 8% per annum, due
  September 2001                              6,000,000          6,000,000
Subordinated promissory notes,
  monthly interest payments at 8 1/2%
  per annum due April 2000                    3,000,000          3,000,000
Other (interest rates ranging from
  3.07% to 14.7%)                            19,418,532         13,238,067
                                          -------------      -------------
                                            307,368,532        161,538,067
Less current portion                         (4,664,413)        (5,344,096)
                                          -------------      -------------
                                          $ 302,704,119      $ 156,193,971
                                          =============      =============


         The Company's credit facility was amended in December 1996 to, among other things, eliminate certain covenants and lower borrowing costs. The credit facility as so amended (the "Credit Facility") provides for a $190 million, three year, secured revolving credit facility due December 1999. Outstanding loans under the Credit Facility bear interest at a rate per annum equal to the Eurodollar Rate (Reserve Adjusted) (as defined in the loan agreement providing for the Credit Facility) applicable to each interest period plus 0.625% to 1.25% per annum or the Alternate Reference Rate (as defined) from time to time in effect. At December 31, 1996 and 1995, the weighted average interest rate was 6.98% and 7.15%, respectively. The Credit Facility also allows the Company to obtain up to $90 million in letters of credit. The aggregate amount that the Company is permitted to borrow under the Credit Facility is reduced by the aggregate face amount of all outstanding letters of credit issued thereunder. The Credit Facility is secured by the stock of the Company's subsidiaries, restricts the Company from granting other liens on its assets (subject to certain limited exceptions), and requires the Company to comply with certain covenants including, but not limited to, maintenance of certain financial ratios, limitations on additional indebtedness, limitations on capital expenditures and a prohibition on the Company's payment of cash dividends on its Common Stock. The Credit Facility also currently requires that the consent of the lenders be obtained in order for the Company to make an acquisition that provides for an aggregate cash purchase price of $50 million or more. In addition, the Credit Facility prohibits the Company from using more than $15 million of its cash to secure closure and post-closure obligations that the Company may have relating to its landfills (see Note 13).

         In June 1996, the Company issued $150 million principal amount of 4-1/2% Convertible Subordinated Notes due June 1, 2001 (the "Convertible Notes"). The Convertible Notes bear interest at a fixed rate of 4-1/2% per annum, payable semi-annually. The Convertible Notes are convertible into Common Stock of the Company at a conversion price of $32.50 per share. The Convertible Notes are unsecured obligations of United Waste Systems, Inc. and are subordinated to all existing and future Senior Indebtedness (as defined in the indenture relating to the Convertible Notes) of United Waste Systems, Inc. and are effectively subordinated to all indebtedness and other liabilities of the subsidiaries of the Company.

         In April 1995, $22.5 million in principal amount of Variable Rate Demand Limited Obligation Revenue Bonds (the "Tax Exempt Bonds") were issued for the benefit of the Company by a corporate body organized under the laws of the State of Michigan. The Tax Exempt Bonds mature on April 1, 2010 and bear interest at a variable rate unless the Company elects a fixed rate in accordance with the terms of the Tax Exempt Bonds. If a variable rate is in effect, this rate is set periodically at a level (not to exceed 12% per annum) that would enable the Tax Exempt Bonds to be resold at a price equal to their principal amount plus all accrued interest thereon.

         In September 1995, the Company issued $75 million in Senior Secured Notes due September 1, 2005 (the "Notes"). The Notes bear interest at a fixed rate of 7.67% per annum; interest is payable semi-annually and annual principal payments in the amount of $10.7 million are due beginning September 1999. The Notes are secured pari passu with the Credit Facility and any event of default under the Credit Facility also constitutes an event of default under the Notes. The Notes require the Company to comply with certain covenants including, but not limited to, maintenance of certain financial ratios, limitation on additional indebtedness and prohibition on the Company's payment of cash dividends on any of its capital stock.

         Maturities of the Company's long-term debt for each of the next five years at December 31, 1996 are as follows:

                  1997                        $  4,664,413
                  1998                           5,564,456
                  1999                          52,167,791
                  2000                          11,406,981
                  2001                          17,200,242
                  Thereafter                   216,364,649

NOTE 7 - NONRECOURSE SEWAGE FACILITY REVENUE BONDS

         The Company's nonrecourse sewage facility revenue bonds (the "Revenue Bonds") are obligations of a wholly-owned subsidiary of the Company and are collateralized solely by the subsidiary's interest in a sludge composting facility, revenue derived from such facility and by certain bond funds held in trust. The Revenue Bonds are nonrecourse and, therefore, the subsidiary and its affiliates, including, but not limited to, United Waste Systems, Inc. and subsidiaries, are not liable for any payment due on the Revenue Bonds, nor any claim based on, or in respect to, the Revenue Bond's indenture. Annual principal payments on the Revenue Bonds range from $400,000 to $1,100,000 through 2010 at final maturity and interest is payable semi-annually at a fixed rate of 9.25% per annum.

NOTE 8 - INCOME TAXES

         Certain of the companies acquired by United in transactions accounted for as poolings-of-interests (see Note 3) had elected to be treated as Subchapter S Corporations or partnerships prior to being acquired. In general, the income or loss of a Subchapter S Corporation or partnership is passed through to its owners rather than being subjected to taxes at the entity level. Pro forma net income or loss reflects a provision for income taxes on a pro forma basis for all periods presented as if all such companies were liable for federal and state income taxes as taxable corporate entities for all periods presented.

         The provision for historic and pro forma federal and state income taxes is as follows:


                                                 December 31
                               ---------------------------------------------
                                   1996              1995            1994
                               ------------      -----------     -----------
Historical income taxes:
   Current State               $  3,135,854      $ 1,546,649     $   546,230
   Current Federal               12,063,062       10,228,961       5,575,607
   Deferred State                 1,607,625          660,890         181,636
   Deferred Federal               8,449,744        3,198,484       1,640,550

   (Benefit) for deferred
     taxes of Subchapter S
     Corporation at time
     of pooling                                     (314,086)
                               ------------      -----------     -----------
                               $ 25,256,285      $15,320,898     $ 7,944,023
Pro forma tax adjustment:      ============      ===========     ===========
   State                             78,744          310,142         450,095
   Federal                          284,537        1,148,219       1,614,678
                               ------------      -----------     -----------
                               $    363,281      $ 1,458,361     $ 2,064,773
                               ============      ===========     ===========
                               $ 25,619,566      $16,779,259     $10,008,796

         A reconciliation of the provision for pro forma income taxes and the amount computed by applying the statutory federal income tax rates of 35% for 1996, 1995 and 1994 to income before taxes is as follows:

                                                  December 31
                                ------------------------------------------------
                                     1996              1995              1994
                                ------------      ------------      ------------
Computed tax at statutory
  tax rate                      $ 21,227,177      $ 15,263,270      $ 10,133,803
Increase (decrease)
  in taxes:
    Change in valuation
     allowance                      (270,480)          (35,978)         (472,306)
    Nondeductible expense
      (primarily intangibles)      1,613,019           992,663           230,994
    State income taxes, net
      of federal tax benefit       3,134,444         1,636,493           658,546
    Income of Subchapter S
      Corporations                  (363,280)       (1,458,361)       (2,064,773)
   (Benefit) for deferred
     taxes of Subchapter S
     Corporation at
     time of pooling                                  (314,086)
   Other                             (84,594)         (763,103)         (542,241)
                                ------------      ------------      ------------
                                $ 25,619,566      $ 16,779,259      $ 10,008,796
                                ============      ============      ============
                                $ 25,256,286      $ 15,320,898      $  7,944,023

  The components of deferred income tax liabilities and assets are as follows:


                                             December 31
                                    -----------------------------
                                         1996             1995
                                    ------------      -----------
Deferred income tax
  liabilities:
  Property, equipment
   and intangibles                  $ 47,972,712      $42,593,903
                                    ============      ===========
Deferred income
  tax assets:
  Accounts receivable
   allowance                             770,304          921,905
  Accrued liabilities                  6,961,902        1,861,550
  Closure reserves                    10,405,684        8,090,566
  Net operating loss
   carryforwards                       2,047,551        1,131,158
  Other                                                    64,004
                                    ------------      -----------
Total deferred income
  tax assets                          20,185,441       12,069,183
Valuation allowance                                      (270,480)
                                    ------------      -----------
                                    $ 20,185,441      $11,798,703
                                    ============      ===========


         The Company recognized certain tax benefits related to its stock option plan in the amount of $16,682,688 and $1,754,177 in 1996 and 1995, respectively. At December 31, 1996, these benefits were recorded as income taxes receivable, which is reflected in the balance sheet as an increase in prepaid expenses and other current assets, and an increase in additional paid-in capital. At December 31, 1995, these benefits were recorded as a reduction of income taxes payable, and reflected in the balance sheet as a reduction in accrued expenses and other current liabilities, and an increase in additional paid-in capital.

         The Company has net short-term deferred tax assets in the amount of $8,847,338 and $2,842,000, at December 31, 1996 and 1995, respectively, which are reported in the balance sheet in prepaid expenses and other current assets.

         At December 31, 1996, the Company has net operating loss carryforwards ("NOLs") of $14,111,425 for federal and $17,504,221 for state income tax purposes that expire in years 1997 through 2011. A portion of the NOLs resulted from the Company's acquisitions discussed in Note 3 and such NOLs are limited to the future taxable earnings of their related acquired businesses. At December 31, 1996, the Company has refundable income taxes in the amount of $9,591,911. This consists of $4,739,903 representing a carryback of losses and $4,852,008 representing federal and state payments for future liabilities.

NOTE 9 - CAPITAL STOCK

         Common Stock: On May 30, 1996, the stockholders of the Company approved an amendment to the Company's Certificate of Incorporation that increased the authorized shares of Common Stock of the Company to 75,000,000 shares. On March 12, 1996, the Board of Directors approved a two-for-one stock split of the Company's Common Stock to be effected in the form of a 100% stock dividend. Such stock split was effected by the distribution on June 18, 1996, of a dividend of one share of the Company's Common Stock in respect of each share of Common Stock that was outstanding on June 7, 1996, the record date established for such distribution. All agreements concerning stock options, convertible securities and other commitments payable in shares of the Company's Common Stock were amended pursuant to their own terms to provide for the issuance of two shares of Common Stock for every one share that was issuable prior to the stock split.

         At December 31, 1996, approximately 9,176,552 shares of Common Stock are reserved for the exercise of warrants, options and the conversion of certain debt.

         Preferred Stock: The Company's board of directors has the authority to designate 5,000,000 shares of $.001 par value preferred stock in series, to establish as to each series the designation and number of shares to be issued and the rights, preferences, privileges and restrictions of the shares of each series, and to determine the voting powers, if any, of such shares. At December 31, 1996, the Company's Board of Directors had designated 3,440,990 shares, of which 336,621 shares are available for future issuance.

         Common Stock Options and Warrants: During July 1992, the Company adopted the 1992 Stock Option Plan for the grant of incentive stock options and non-statutory stock options. The aggregate number of shares of Common Stock which may be subject to options granted under the plan may not exceed 5,900,000, subject to adjustment under certain circumstances. The exercise price, subject to certain minimums, vesting periods and other conditions applicable to each option granted, are generally determined by two disinterested directors on the Compensation Committee of the Board of Directors.

         Also during July 1992, the Company adopted a 1992 Disinterested Director Stock Option Plan for the grant of non-statutory options for certain directors of the Company. The plan provides for a fixed number of options to be issued annually for each participant with exercise prices at current market value and these options vest immediately.

         The Company has various other stock option plans for employees other than officers or directors. These plans have terms similar to those of the Company's 1992 Stock Option Plan.

         During 1996, the Company granted 1,983,368 stock options with a weighted-average exercise price of $26.92 per share. During 1996, 2,562,698 options (with a weighted-average exercise price per share of $10.06) were exercised and 17,829 options (with a weighted-average exercise price per share of $13.97) were forfeited. The weighted-average grant date fair value of options granted during 1996 was $6.52 per share.

         At December 31, 1996, 3,588,091 options to purchase shares of the Company's Common Stock were outstanding. The weighted average exercise price per share of such options was $19.91. Such options had exercise prices ranging from $5.06 to $36.25 per share. Of such options, 816,018 provided for an exercise price per share in the range of $5.06 to $10.00 (the weighted average exercise price and weighted average remaining life of the options in this range being $8.08 and 6.9 years, respectively); 1,107,158 provided for an exercise price per share in the range of $10.01 to $20.00 (the weighted average exercise price and weighted average remaining life of the options in this range being $16.48 and 8.6 years, respectively); and 1,664,915 provided for an exercise price per share in the range of $20.01 to $36.25 (the weighted average exercise price and weighted average remaining life of the options in this range being $27.98 and 9.7 years, respectively).

         At December 31, 1996, 1,424,954 of the Company's outstanding options were exercisable. The weighted average exercise price per share of such exercisable options was $17.89. Of such options, 479,682 provided for an exercise price per share in the range of $5.06 to $10.00 (the weighted average exercise price of the options in this range being $7.78); 360,995 provided for an exercise price per share in the range of $10.01 to $20.00 (the weighted average exercise price per share of the options in this range being $15.65); and 584,277 provided for an exercise price per share in the range of $20.01 to $36.25 (the weighted average exercise price of the options in this range being $27.58).

         At December 31, 1996, the Company had 973,076 stock purchase warrants outstanding with an exercise price per share ranging from $2.61 to $34.75, all of which were currently exercisable. Such warrants expire through the year 2006.

         At December 31, 1995, the Company had 4,185,250 stock options outstanding with exercise prices per share ranging from $5.06 to $19.00, with a weighted-average exercise price of $10.69 of which 3,063,584 options were exercisable. During 1995, 447,140 stock options were exercised with exercise prices per share ranging from $5.25 to $17.19. Also at December 31, 1995, the Company had 1,247,328 stock purchase warrants outstanding with exercise prices per share ranging from $2.61 to $12.50, all of which were currently exercisable, and expire through the year 2002.

         At December 31, 1994, the Company had 3,235,242 stock options outstanding with exercise prices per share ranging from $5.06 to $12.00. During 1994, 672,844 stock options were exercised with exercise prices per share ranging from $4.05 to $9.00. Also at December 31, 1994, the Company had 1,631,214 stock purchase warrants outstanding with exercise prices per share ranging from $.03 to $7.71, all of which were currently exercisable, and such warrants expire through the year 2002.

         The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income. Had compensation cost for the Company's stock option plans been determined pursuant to Financial Accounting Standards Board Statement No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," the Company's pro forma net income and earnings per share would have differed. The Black-Scholes option pricing model estimates fair value of options using subjective assumptions which can materially effect fair value estimates and, therefore, do not necessarily provide a single measure of fair value of options. Using the Black-Scholes option pricing model for all options granted after December 31, 1994 and a risk-free interest rate of 5.75%, a volatility factor for the market price of the Company's Common Stock of .315 and a weighted-average expected life of options of approximately three years, the Company's pro forma net income, primary pro forma earnings per share and fully-diluted pro forma earnings per share would have been $32,338,165, $.81 and $.81, respectively, for 1996 and,$26,008,749, $.75 and
$.75 respectively, for 1995. For purposes of these pro forma disclosures, the estimated fair value of options is amortized over the options' vesting period. Since the number of options granted and their fair value may vary significantly from year to year, the pro forma compensation expense in future years may be materially different.

NOTE 10 - EARNINGS PER SHARE

         Primary and fully diluted earnings per common share for the year ended December 31, 1996 have been computed based upon weighted average equivalent shares outstanding of 39,943,715 and 42,913,825, respectively.

         Primary and fully diluted earnings per common share for the year ended December 31, 1995 have been computed based upon weighted average equivalent shares outstanding of 34,693,501 and 34,898,801, respectively.

         Primary and fully diluted earnings per common share for the year ended December 31, 1994 have been computed based upon weighted average equivalent shares outstanding of 26,076,421 and 29,153,689, respectively. Primary earnings per share was calculated after giving effect to net deductions from income available to common stockholders of $1,275,180 related to dividends on preferred stock.

NOTE 11 - FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used by the Company in estimating the fair value disclosures for financial instruments:

         Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

         Restricted cash: The $11,480,003 carrying amount reported in the balance sheet included in other assets for restricted cash and cash equivalents approximates fair value.

         Long and short-term debt: The carrying amount of the Company's borrowings under its revolving credit agreement approximates fair value. The Convertible Notes traded at 115% of face value at December 31, 1996 and therefore the $150 million face amount of the Convertible Notes have a fair value of $173 million. The fair values of the other long and short-term debt are estimated based on the Company's incremental borrowing rates for similar types of borrowing arrangements. These carrying amounts approximate fair value.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

         The Company leases various office space and equipment under noncancellable operating leases expiring on various dates through 2004. The Company leases equipment with a cost of $2,422,984 and $5,981,710 and cumulative amortization of approximately $504,060 and $1,547,133 under various capital leases at December 31, 1996 and December 31, 1995, respectively.

         The following is a schedule of future minimum lease payments under capital leases and noncancellable operating leases with initial terms in excess of one year as of December 31, 1996:


                                                Noncancellable
                              Capital             Operating
    December 31               Leases               Leases
------------------         ----------          ---------------

1997                       $  905,876          $   1,257,322
1998                          260,955                982,840
1999                          113,589                375,242
2000                           35,160                295,699
2001                                -                275,000
Thereafter                          -                709,202
                           ----------          -------------
Total minimum
lease payments              1,315,580          $   3,895,305
                                               =============

Less amount
  representing
  interest                    (95,756)
                           ----------
Present value of net
  minimum lease payments    1,219,824
Less current
  portion                    (846,528)
                           ----------
Long-term portion          $  373,296
                           ==========

         Rent expense under noncancellable operating leases for the years ended December 31, 1996, 1995 and 1994 was $1,044,995, $435,008 and $428,233,
respectively.

         During 1995, the Company acquired a company which had a contingent lease agreement with respect to a portion of the land related to one of its solid waste landfills. Payments under this lease agreement are based upon 50% of the net cash receipts (as defined in the lease agreement) of the landfill and are payable monthly. For the year ended December 31, 1996 and 1995 the related lease expense totaled $751,000 and $243,000, respectively.

         The Company owns and operates a waste water sludge composting plant located in Springfield, Massachusetts. During 1992, the Company entered into a 20-year service agreement with the City of Springfield under which the Company treats sewage sludge generated at the Springfield Regional Wastewater Treatment Facility.

         While the Company carries a wide range of insurance coverage for the protection of the Company's assets and operations, the Company does not carry insurance coverage for environmental liability, except as described in the following sentence. The Company's insurance coverage for environmental liability is limited to (i) over-the-road environmental liability protection for the transportation of asbestos-containing material, (ii) contractor pollution liability insurance that relates to certain environmental services provided by the Company and (iii) certain other pollution liability insurance which is the equivalent to self-insurance because under the terms thereof the Company is required to fully reimburse the insurance company for any paid claims. In the event uninsured losses occur, the Company's net income and financial position could be materially adversely affected.

         On January 9, 1996, the Junker Landfill Trust sued the Company, Junker Sanitation Services, Inc., and United Waste Transfer, Inc., both of which are subsidiaries of the Company, and approximately 800 other parties in the United States District Court for the Western District of Wisconsin, Case No. 96C-19S, for the contribution under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), as well as state common law, with respect to the Junker Landfill site in Hudson, Wisconsin. By order entered July 19, 1996, the court approved a consent decree which was signed by the Company and others with respect to this site. The Company's obligations under the consent decree are secured by, and limited to, $3,000,000 on promissory notes issued by the Company for the purchase of Junker Sanitation Services, Inc. A Settlement Agreement has been reached with the Plaintiff which involves no payment obligation on the part of Junker Sanitation Services, Inc., United Waste Systems, Inc., or United Waste Transfer, Inc. That settlement will become complete when the Court approves a second consent decree, which approval is expected at a hearing scheduled for April 29, 1997.

         On May 26, 1995, the Company sued Robert Foley and Matthew Parzych in the United States District Court for the District of Connecticut, Case No. 3:95-CV-985. The defendants sold stock in certain Massachusetts corporations to the Company under an agreement dated April 1, 1992 (the "1992 agreement"). In the suit the Company seeks approximately $1,115,000 in cash and securities from an escrow account and additional amounts from defendants by reason of indemnity provisions contained in the 1992 agreement and confirmed in an agreement dated January 28, 1994 (the "1994 agreement"). The defendants have counterclaimed against the Company and its chief executive officer, seeking to invalidate the 1994 agreement primarily for alleged lack of consideration and economic duress, and to receive alleged damages and costs. The counterclaims for damages are primarily for alleged misrepresentations by the Company in connection with the 1992 agreement, and were asserted by defendants notwithstanding provisions in the 1994 agreement which generally released the Company from all claims. The Company intends vigorously to pursue its claims in this action and to seek dismissal of the counterclaims. In the opinion of management, this claim should not materially affect the financial position or operating results of the Company.

         In June 1996, Dale Lynch, Dennis Lynch and D.L. Lynch sued the Company, its chief executive officer and a subsidiary of the Company in the Circuit Court of Whitley County, Kentucky (Index No. 96 CI 00355). The subsidiary purchased the Tri-County landfill from the plaintiffs in 1991. The suit primarily seeks compensatory and punitive damages for alleged breach of contract and for allegedly fraudulent representations in connection with this purchase. The Company has filed a Counterclaim for breach of warranties and fraud. The Company has also sought indemnification for breach of warranties. In January 1997, the plaintiffs filed an Amended Complaint, which seeks relief similar to that of their original Complaint. The Company intends to file a Motion to Dismiss seven of the eight counts in the Complaint, including the fraud count. The Company has served discovery requests and deposition notices on plaintiffs and intends to vigorously defend against plaintiffs' claims and prosecute its Counterclaim. In the opinion of management, this suit should not materially affect the financial position or operating results of the Company.

         In July 1996 the Company filed suit against H.A.M. Sanitary Landfill, Inc. and its shareholders. The suit is now pending in the Circuit Court for Monroe County, West Virginia, Civil Action No. 96-C-51. The Company, among other things, seeks to recover $1.8 million in advances which the Company made in connection with an agreement, since terminated, to purchase the H.A.M. Sanitary Landfill in West Virginia from the defendants, and to recover certain machinery and equipment with an aggregate replacement value of approximately $150,000.

The defendants in September 1996 filed a counterclaim against the Company and a subsidiary which seeks compensatory and punitive damages for claims of alleged breach of contract, breach of fiduciary duty under an alleged joint venture, unjust enrichment and fraud. The Company will vigorously prosecute its claim and defend against the counterclaim. In the opinion of management, the counterclaim should not materially affect the financial position or operating results of the Company.

         The Company accrues the costs for closure and postclosure monitoring over the life of its owned landfills and will pay out these costs over the next fifty years. Major components of these costs include closure cap construction, leachate treatment and groundwater monitoring. The Company accrues these costs utilizing engineering estimates based on current governmental regulations regarding closure requirements. The Company estimates that the aggregate liability for the closure, postclosure and remediation costs of its landfills owned at December 31, 1996 will be approximately $66.6 million. At December 31, 1996, the Company has approximately $49.5 million of these costs accrued and, therefore, has accrued approximately 74.3% of its estimated total costs to date.

         The Company monitors the availability of airspace at each of its landfills and the need to obtain permit modifications for approvals for expansion in order to continue operating these landfills. In order to develop and operate a landfill, a composting facility or transfer station, or other solid waste management facility, the Company typically must go through several governmental review processes and obtain one or more permits and often zoning or other land use approvals. Once obtained, operating permits generally must be periodically renewed and are subject to modification and revocation by the issuing agency. There can be no assurance that the Company will succeed in obtaining these permits, permit modifications or approvals.

           The Company has outstanding letters of credit with banks of approximately $61,311,000 at December 31, 1996. The letters of credit were obtained as collateral for the Company's Tax Exempt Bonds, self-fund insurance programs and as direct collateral to assure compliance with governmental sanitary landfill closure and post-closure obligations for landfills.

NOTE 13 - SUBSEQUENT EVENTS

     Subsequent to December 31, 1996, the Company completed the acquisition of 13 solid waste businesses - these businesses include one landfill, 12 collection operations and one transfer operation. These acquisitions were accounted for as purchases. Also, subsequent to December 31, 1996, the Company issued Common Stock for all of the outstanding stock of a solid waste business which includes one collection and one transfer operation. This transaction has been accounted for as a pooling-of-interests. The historical operations of this business are not material to the Company's consolidated operations and financial position and, therefore, no restatement of the accompanying Consolidated Financial Statements was necessary.

         During March 1997, the Company completed a public offering of 3,450,000 shares of its Common Stock. Net proceeds of the offering were approximately $119.3 million. Approximately $47.2 million of such proceeds have been used to reduce outstanding indebtedness under the Company's Credit Facility. At March 25, 1997, the Company has cash and cash equivalents of approximately $69.0 million.

         (b)   PRO FORMA FINANCIAL INFORMATION

         The following pro forma financial statements and notes thereto are included herein:

         o USA Waste Services, Inc. Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1997 (unaudited).

         o USA Waste Services, Inc. Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 1997 (unaudited).

         o USA Waste Services, Inc. Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1996 (unaudited).

         o USA Waste Services, Inc. Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited).

                            USA WASTE SERVICES, INC.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)


         On August 26, 1997, USA Waste Services, Inc. ("USA Waste") consummated a merger transaction with United Waste Systems, Inc. ("United") accounted for as "pooling of interests" pursuant to Opinion No. 16 of the Accounting Principles Board whereby 1.075 shares of USA Waste Common Stock was issued in exchange for each share of United Common Stock (the "Merger"). The accompanying pro forma condensed consolidated financial statements give effect to the Merger using the "pooling of interests" method of accounting which assumes that the combining companies have been merged from their inception, and that the historical financial statements for periods prior to consummation of the Merger are restated as though had been combined from their inception. The accompanying pro forma condensed consolidated financial statements should be read in conjunction with the USA Waste Consolidated Financial Statements and related notes thereto included in the USA Waste Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A filed April 30, 1997, the USA Waste Condensed Consolidated Financial Statements included in the USA Waste Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997, the United Consolidated Financial Statements and related notes thereto as of December 31, 1996 and 1995, and for the three years in the period ended December 31, 1996, included elsewhere herein, and the United Condensed Consolidated Financial Statements and related notes thereto as of June 30, 1997 and December 31, 1996, and for the three and six months ended June 30, 1997 and 1996, included elsewhere herein. The pro forma condensed consolidated financial statements are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as indicative of future operating results.

                           USA WASTE SERVICES, INC.

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 June 30, 1997
                                  (Unaudited)


                                                                                                 PRO FORMA
                                                                    USA WASTE        UNITED      ADJUSTMENTS        PRO FORMA
                                                                    ===========    ===========   ===========       ===========
                                                                                         (In thousands)
Assets
Current assets:
     Cash and cash equivalents                                      $    43,937    $    25,823   $        --       $    69,760
     Accounts receivable, net                                           327,707         68,824            --           396,531
     Notes and other receivables                                         61,206          8,883                          70,089
     Deferred income taxes                                               31,980          9,613            --            41,593
     Prepaid expenses and other                                          56,628         10,675                          67,303
                                                                    -----------    -----------   -----------       -----------
         Total current assets                                           521,458        123,818            --           645,276
Notes and other receivables                                              56,345             --            --            56,345
Property and equipment, net                                           2,917,497        438,172            --         3,355,669
Excess of cost over net assets of acquired
     business, net                                                      873,189        333,339            --         1,206,528
Other intangible assets, net                                             85,146          4,970            --            90,116
Other assets                                                            164,207         40,968            --           205,175
                                                                    -----------    -----------   -----------       -----------
         Total assets                                               $ 4,617,842    $   941,267   $        --       $ 5,559,109
                                                                    ===========    ===========   ===========       ===========


Liabilities and Stockholders' Equity
Current liabilities:
     Accounts payable                                               $   153,231    $    25,448   $        --       $   178,679
     Accrued liabilities                                                145,121         48,723       (27,087)(a)       216,757
                                                                                                      50,000 (b)
     Deferred revenues                                                   38,968         13,959            --            52,927
     Current maturities of long-term debt                                49,520          7,039            --            56,559
                                                                    -----------    -----------   -----------       -----------
         Total current liabilities                                      386,840         95,169        22,913           504,922
Long-term debt                                                        1,996,958        273,894            --         2,270,852
Deferred income taxes                                                   132,478         39,326            --           171,804
Closure, post-closure and other liabilities                             235,429         62,785            --           298,214
                                                                    -----------    -----------   -----------       -----------
                                                                      2,751,705        471,174        22,913         3,245,792
                                                                    -----------    -----------   -----------       -----------

Commitments and contingencies                                                --             --            --                --
Stockholders' equity:
     Preferred stock:
       USA Waste:  $1.00 par value; 10,000,000 shares
         authorized; none issued                                             --             --            --                --
       United: $.001 par value 5,000,000 shares
         authorized; none outstanding                                        --             --            --                --
     Common stock:
       USA Waste:  $.01 par value; 300,000,000 shares
         authorized; historical 160,702,719 shares
         (210,297,099 pro forma shares) issued and outstanding            1,607             --            17 (a)         2,103
                                                                                                         479 (c)
       United: $.001 par value 75,000,000
         shares authorized; 44,569,287
         shares issued and outstanding                                       --             45           (45)(c)            --
     Additional paid-in capital                                       1,845,112        374,085        27,070 (a)     2,245,833
                                                                                                        (434)(c)
     Retained earnings                                                   35,760         95,963       (50,000)(b)        81,723
     Foreign currency translation adjustment                            (15,858)            --            --           (15,858)
     Less treasury stock at cost, 23,485 shares                            (484)            --            --              (484)
                                                                    -----------    -----------   -----------       -----------
         Total stockholders' equity                                   1,866,137        470,093       (22,913)        2,313,317
                                                                    -----------    -----------   -----------       -----------
         Total liabilities and stockholders' equity                 $ 4,617,842    $   941,267   $        --       $ 5,559,109
                                                                    ===========    ===========   ===========       ===========




      See notes to pro forma condensed consolidated financial statements.

                           USA WASTE SERVICES, INC.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (Unaudited)


                                                 USA WASTE       UNITED
                                                 SIX MONTHS    SIX MONTHS
                                                  ENDED          ENDED        PRO FORMA
                                               June 30, 1997  June 30, 1997   ADJUSTMENTS       PRO FORMA
                                                -----------    -----------    -----------       -----------
                                                       (In thousands, except per share amounts)
Operating revenues                              $   900,090    $   216,619    $        --       $ 1,116,709
                                                -----------    -----------    -----------       -----------

Costs and expenses:
     Operating (exclusive of depreciation and
         amortization shown below)                  463,403        136,200        (18,138)(d)       581,465
     General and administrative                     102,614         33,295         (5,243)(d)       125,407
                                                                                   (5,259)(e)
     Depreciation and amortization                  108,203             --         23,381 (d)       131,584
     Merger costs                                        --             --          5,259 (e)         5,259
                                                -----------    -----------    -----------       -----------
                                                    674,220        169,495             --           843,715
                                                -----------    -----------    -----------       -----------

Income from operations                              225,870         47,124             --           272,994
                                                -----------    -----------    -----------       -----------

Other income (expense):
     Interest expense                               (33,373)        (7,899)            --           (41,272)
     Interest income                                  2,139             --          1,609 (f)         3,748
     Other income (expense), net                      7,713          1,585         (1,609)(f)         7,689
                                                -----------    -----------    -----------       -----------
                                                    (23,521)        (6,314)            --           (29,835)
                                                -----------    -----------    -----------       -----------


Income before income taxes                          202,349         40,810             --           243,159
Provision for income taxes                           80,940         16,961             --            97,901
                                                -----------    -----------    -----------       -----------
Income available to common shareholders         $   121,409    $    23,849    $        --       $   145,258
                                                ===========    ===========    ===========       ===========


Earnings per common share                       $      0.75    $      0.54                      $      0.70 (g)
                                                ===========    ===========                      ===========

Weighted average number of common and
     common equivalent shares outstanding           167,861         44,165          3,312 (g)       215,338
                                                ===========    ===========    ===========       ===========





      See notes to pro forma condensed consolidated financial statements.

                           USA WASTE SERVICES, INC.

                       PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                                  (Unaudited)


                                             USA WASTE       UNITED
                                            YEAR ENDED      YEAR ENDED
                                           December 31,    December 31,    PRO FORMA
                                               1996           1996        ADJUSTMENTS        PRO FORMA
                                            -----------    -----------    -----------       -----------
                                                    (In thousands, except per share amounts)
Operating revenues                          $ 1,313,388    $   335,743    $        --       $ 1,649,131
                                            -----------    -----------    -----------       -----------

Costs and expenses:
     Operating (exclusive of depreciation
      and amortization show below)              704,917        206,786        (30,302)(d)       881,401
     General and administrative                 160,539         53,106         (7,574)(d)       200,101
                                                                               (5,970)(e)
     Depreciation and amortization              153,168             --         37,876 (d)       191,044
     Merger costs                               120,656             --          5,970 (e)       126,626
     Unusual items                               63,800             --             --            63,800
                                            -----------    -----------    -----------       -----------
                                              1,203,080        259,892             --         1,462,972
                                            -----------    -----------    -----------       -----------

Income from operations                          110,308         75,851             --           186,159
                                            -----------    -----------    -----------       -----------

Other income (expense):
     Interest expense                           (45,547)       (14,950)            --           (60,497)
     Interest income                              5,267             --          1,432 (f)         6,699
     Other income (expense), net                  8,060           (252)        (1,432)(f)         6,376
                                            -----------    -----------    -----------       -----------
                                                (32,220)       (15,202)            --           (47,422)
                                            -----------    -----------    -----------       -----------

Income  before income taxes                      78,088         60,649             --           138,737
Provision for income taxes                       45,142         25,256             --            70,398
                                            -----------    -----------    -----------       -----------
Income available to common shareholders     $    32,946    $    35,393    $        --       $    68,339
                                            ===========    ===========    ===========       ===========


Earnings per common share                   $      0.24    $      0.89                            $0.37 (g)
                                            ===========    ===========                      ===========

Weighted average number of common and
     common equivalent shares outstanding       139,740         39,944          2,996 (g)       182,680
                                            ===========    ===========    ===========       ===========





      See notes to pro forma condensed consolidated financial statements.

                            USA WASTE SERVICES, INC.

                          NOTES TO PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)


         1.   BASIS OF PRESENTATION

                  The accompanying unaudited pro forma condensed consolidated financial statements present the issuance of USA Waste Common Stock for all issued and outstanding United Common Stock in a merger transaction accounted for as a "pooling of interests" pursuant to Opinion No. 16 of the Accounting Principles Board. The "pooling of interests" method of accounting assumes that the combining companies have been merged from their inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies have been combined since their inception.

                  The accompanying unaudited pro forma condensed consolidated balance sheet includes an adjustment for estimated nonrecurring costs directly related to the Merger which are expected to be included in operations of USA Waste within the twelve months succeeding the consummation of the Merger. Such costs are currently estimated to be approximately $50,000,000.

                  Certain reclassifications have been made to the historical financial statements of USA Waste and United to conform to the pro forma presentation. Such reclassifications are not material to the pro forma condensed consolidated financial statements.

                  The pro forma condensed consolidated financial statements are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as indicative of future operating results.

         2.   PRO FORMA ADJUSTMENTS

         (a) In connection with the Merger, all outstanding options to purchase United Common Stock were cancelled in exchange for a number of shares of USA Waste Common Stock having a market value equal to the fair value of such options at the time of consummation of the Merger, as determined by an independent third party. This adjustment reflects the assumed issuance of 1,682,396 shares of USA Waste Common Stock to accomplish this exchange. United receives a tax deduction for the fair market value of the shares issued, and the estimated resulting benefit of $27,087,000 (40% of the estimated market value of the shares issued of $67,716,000) is reflected as a reduction in accrued liabilities. The estimated tax benefit realized, net of par value of the stock issued, is reflected as an increase in additional paid-in capital.

         (b) Reflects a charge to stockholders' equity and an increase in accrued liabilities for the estimated nonrecurring costs of $50,000,000 related to the Merger. Actual nonrecurring costs may vary from such estimates.

         (c) The stockholders' equity accounts have been adjusted to reflect the issuance of 47,911,984 shares of USA Waste Common Stock for all issued and outstanding shares of United Common Stock (based on the exchange ratio of 1.075 shares of USA Waste Common Stock for each share of United Common Stock outstanding as of June 30,
              1997). The actual number of shares of USA Waste Common Stock to be issued pursuant to the Merger was based on the number of United Common Stock issued and outstanding immediately prior to the consummation of the Merger.

         (d) Adjustments have been made to reclassify United's depreciation and amortization from operating expenses and general and administrative expenses to a separate line item to conform to the presentation of USA Waste.

         (e) Adjustments have been made to reclassify United's merger costs from general and administrative expenses to a separate line item to conform to the presentation of USA Waste.

         (f) Adjustments have been made to reclassify United's interest income from other income (expense), net to a separate line item to conform to the presentation of USA Waste.

         (g) Earnings per common share for each period are based on the combined weighted average number of common and common equivalent shares outstanding, after giving effect to the issuance of 1.075 shares of USA Waste Common Stock for each share on United Common Stock. Earnings per common share for the six months ended
              June 30, 1997, is computed by dividing net income, after adjusting for the after-tax interest expense of approximately $5,033,000 on the Company's 4% convertible subordinated notes that are considered to be common stock equivalents based upon the yield test at the time of issuance, by the weighted average number of common and dilutive common equivalent shares outstanding for the period. Fully dilutive earnings per common share are considered equal to primary earnings per share for all periods presented because the addition of potentially dilutive securities that are not common stock equivalents would have been either antidilutive or not material.

(c)    Exhibits

       10.1 Revolving Credit Agreement, dated August 9, 1997, among USA Waste Services, Inc., Bank of America Illinois, Morgan Guaranty Trust Company and other financial institutions.

       10.2 Supplemental Indenture, dated as of August 26, 1997, among United Waste Systems, Inc. and USA Waste Services, Inc. and Bankers Trust Company relating to United Waste Systems, Inc.'s 4 1/2% Convertible Subordinated Notes due June 1, 2001.

       23.1   Consent of Ernst & Young LLP.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      USA WASTE SERVICES, INC.

                                      By: /s/ GREGORY T. SANGALIS
                                          -------------------------------------
                                           Gregory T. Sangalis
                                           Vice President, General Counsel
                                           & Secretary

September 2, 1997

                               INDEX TO EXHIBITS


10.1   Revolving Credit Agreement, dated as of August 9, 1997, among USA Waste
       Services, Inc., Bank of America Illinois, Morgan Guaranty Trust Company and other financial institutions.

10.2   Supplemental Indenture, dated as of August 26, 1997, among United Waste
       Systems, Inc. and USA Waste Services, Inc. and Bankers Trust Company relating to United Waste System, Inc.'s 4 1/2% Convertible Subordinated
       Notes due June 1, 2001.

23.1   Consent of Ernst & Young LLP.